Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Gerard Meuchner
585-724-4513
gerard.meuchner@kodak.com

Kodak Board Elects MIT's Michael Hawley to Board of
Directors

ROCHESTER, N.Y., Nov. 8 - Eastman Kodak Company said today that Dr. Michael Hawley, Director of Special Projects at the Massachusetts Institute of Technology, was named to the company's board of directors, effective December 1, 2004.
     Dr. Hawley is also the founder of Friendly Planet, a non-profit organization working to provide better educational opportunities for children in developing regions of the world. Prior to his current position at MIT, he spent 10 years as a member of the renowned MIT Media Lab, which explores the way electronic information overlaps with everyday life.
     "Mike brings to the Kodak board a new generation of thinking and an intimate knowledge of the digital world so vital to Kodak's growth," said Daniel A. Carp, Kodak's Chairman and Chief Executive Officer. "We look forward to having one of the leading minds of the digital age contribute to our discussions."
     Dr. Hawley, 42, has been the Alex. W. Dreyfoos Assistant Professor of Media Technology at the MIT Media Lab, and a principal investigator and co-founder of Things That Think, a groundbreaking research program that examines the way digital media infuses itself into everyday objects.
      Dr. Hawley's career has involved such disciplines as psychology and human-computer interfaces (while working for Bell Laboratories), computer music (while at IRCAM) and digital cinema (at Lucasfilm Ltd.). He has done work on the fundamental graphics interfaces that drive audio production, digital video editing and computer graphics. He is also credited with creating the world's first library of digital books, including digital editions of Shakespeare and Merriam Webster's dictionary, while working at NeXT Computer Inc.

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     An avid photographer, Dr. Hawley received undergraduate
degrees in music and computer science from Yale University and did his doctoral work at MIT.
     This election brings the Kodak board membership to 13 members, only two of whom, Daniel Carp and Antonio M. Perez, President and Chief Operating Officer, are employees of the company.

2004